EXHIBIT 10.1

                         [FORM OF EMPLOYMENT AGREEMENT]



      AGREEMENT, dated May 1, 1998, between CADAPULT GRAPHIC SYSTEMS, INC., a New Jersey corporation with offices at 110 Commerce Drive, Allendale, New Jersey 07401 ("Employer"), and MICHAEL W. LEVIN ("Employee") residing at 8 Meadow Lane, Allendale, New Jersey 07401.



                             W I T N E S S E T H:

      WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

      NOW THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

      1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby agrees to serve, as President and Chief Executive Officer of Employer, for the Term of Employment (as defined in Section 2). Employee agrees to perform such services as are customary for such office. Employee further agrees to use Employee's best efforts to promote the interest of Employer and to devote Employee's full business time and energies during normal business hours to the business and affairs of Employer during the Term of Employment.

      2. TERM OF EMPLOYMENT. The employment hereunder which shall commence on the date of the execution of this Agreement and shall continue for a term of five (5) years (the "Term of Employment"), unless earlier terminated: (a) upon death of Employee; (b) at the option of Employer upon 30 days' prior written notice to Employee, in the event Employee, by reason of physical injury or illness, is unable to materially perform his duties hereunder for a continuous period of 120 days and has no expectation of returning to work within a reasonable time thereafter; or (c) upon the discharge of Employee by the Board of Directors of Employer for "cause" (as defined in Section 10 hereof). The Term of Employment may be renewed for an additional five years commencing five years after the execution of this Agreement, upon written notice of the Board of Directors of Employer given at any time in the first eight months of the fifth year of the Term of Employment, subject to acceptance thereof by Employee.

      3.    COMPENSATION.

            A. Base Salary. As compensation for the services to be provided hereunder and in consideration of Employee's agreement not to compete as set forth in Section 4, during the Term of Employment, Employer shall pay Employee an annual salary of one hundred eighty thousand dollars ($180,000) with adjustments of not less than the change in the Consumer Price Index, or such greater annual salary as may be established by Employer's Board of Directors, which shall be payable in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Commencing in the third year of this Agreement, Employee's base annual salary shall be increased, each fiscal quarter, to equal at least one percent of the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") in the most recent fiscal year.

            B. Incentive Transaction Bonus. In addition to any bonus to be determined by the Board of Directors, Employee is eligible for certain incentive bonuses upon Employer completing a "business combination." For purposes of Section 3.B, a "business combination" shall be defined to include any transaction with any person or entity (excluding Employer) consummating in: (i) a tax-free reorganization (under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")) with the person or entity; (ii) an exchange of shares for more than 25% of the voting shares of the person or entity (excluding Employer); (iii) a sale to the Employer of all or substantially all of the person or entity's assets; (iv) a transaction by which Employer attains the voting power to elect the majority of the Board of Directors of the person or entity (excluding Employer); (v) a "change in control" as defined in Section 5; (vi) any other transaction, regardless of the structure of the transaction, giving the shareholders of any party to the transaction appraisal rights; or (vii) any other transaction, regardless of the structure of the transaction, that is determined by the Board of Directors as a qualifying for the calculation of the bonus in Section 3.B.

                  For each business combination, Employee shall receive a cash bonus, payable within 90 days following the closing of the most recent business combination, equal to one-half percent (.5%) of the gross sales of the entity based upon the entity's most recent fiscal year. At such point when the cumulative gross sales of the business combination entities exceeds $12 million, Employee's bonus shall be increased to equal one percent (1%) of the gross sales of the entity based upon the entity's most recent fiscal year. For purpose of illustration, if Employer acquires Entity A, a company with $4 million in gross sales, and Employer acquires Entity B, a company with $10 million in gross sales, Employee shall receive bonuses of $20,000 and $60,000 for the respective business combinations.

            C. Incentive Earnings Bonus. In addition to any bonus to be determined by the Board of Directors, Employee is eligible for certain incentive bonuses contingent upon certain corporate earnings milestones. Beginning in the first year of employment, Employee shall be paid a cash bonus equal to three percent (3%) of Employee's base salary for said fiscal year, as computed in Section 3.A, for each and every fiscal quarter in said fiscal year that the Company's EBITDA exceeds $200,000, and, if the Company's EBITDA exceeds $800,000 for said fiscal year, Employee shall receive an additional cash bonus equal to ten percent (10%) of Employee's base salary. For each subsequent fiscal year, Employee shall receive similar bonuses, as computed in this subsection, except that the EBITDA goals to be exceeded in subsequent fiscal quarters and fiscal years shall be increased to one hundred twenty five percent (125%) of the prior fiscal year EBITDA goals. Bonuses shall be paid within ninety (90) days of the end of the relevant fiscal quarter or fiscal year.

            Additionally, Employee is hereby granted five year options to purchase 800,000 shares of the Company's common stock, par value $.001 per share. These options will vest upon the achievement of certain corporate earnings milestones as set forth herein. Options to purchase 200,000 shares at $1.375 per share shall vest following the first fiscal year end in which the Company's EBITDA exceeds $500,000, additional options to purchase 200,000 additional shares, at $1.375 per share, shall vest in each year that the Company's EBITDA exceeds $1,000,000, $1,500,000 and $2,000,000, respectively. These options are cumulative and are subject to anti-dilution rights.

            D. Bonus. Employee shall, during the term of this Agreement, be entitled to a performance bonus as the Board of Directors shall determine from time to time.

            E. Other Benefits. Employee shall be entitled to the following fringe benefits, perquisites, and other benefits of employment during the Term of Employment: (i) medical and dental insurance under such group medical and dental insurance policies as Employer may provide to its employees; (ii) sick days in accordance with Employer's policy regarding officers; (iii) up to six (6) weeks vacation in each year fully worked; (iv) participation in Employer's 401(k) plan or such other plan as Employer may adopt; (v) participation in Employer's employee stock option plan when and if established; and (vi) Employer shall also during the term hereof and for one year thereafter provide and pay for a fifteen year (15-year) term life insurance policy on the life of Employee, subject to Employee's reasonable insurability, with a face amount of benefit of $1,000,000 with the beneficiary thereof to be Employee's estate, or as otherwise directed by Employee. Employee shall have the option to maintain such insurance at his own expense one year after the end of the term hereof, if such term is not renewed. In addition to the foregoing, Employee shall also be entitled to any benefits, perquisites and other benefits to the extent that the Board of Directors determines such benefits are to be made available to Employer's employees in general.

            F. Payment Upon Early Termination. In the event of early termination of employment for any reason specified in Section 10 hereof, Employer shall no longer be obligated to make any payments of compensation to Employee or Employee's estate under this Agreement except as provided for herein. However, any salary or bonus earned and/or vested for prior periods, but not yet paid, shall be paid by Employer to Employee or Employee's estate.

      4.        COVENANT NOT TO COMPETE; INTELLECTUAL PROPERTY;
                CONFIDENTIALITY.

            A. Covenant Not to Compete and Solicit. During the Term of Employment, Employee will not, within any jurisdiction in which Employer or any affiliate conducts its business operations, or in any way materially competing with Employer, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type or character engaged in or competitive with that conducted by Employer. The decision of Employer's Board of Directors as to what constitutes a competing business shall be final and binding upon Employee, and such decision shall be made in good faith. For these purposes, ownership by Employee or any affiliate of Employee of securities of a public company not in excess of 1% of any class of such securities shall not be considered to be competition with Employer.

                  For a period of three (3) years after termination of Employee's employment with Employer, Employee further agrees to refrain from interfering with the employment relationship between Employer and its other employees by soliciting any of such individuals to participate in independent business ventures and agrees to refrain from soliciting business from any client or prospective client (as disclosed in a list to be provided to Employee by Employer at the time he ceases to be employed, which list shall be binding upon Employee) of Employer's for Employee's benefit or for any other entity.

                  It is the desire and intent of the parties that if any provisions of this Section 4(A) shall be adjudicated to be invalid or unenforceable, this Section 4(A) shall be deemed amended to delete therefrom such provisions or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

            B. Intellectual Property. During the Term of Employment, Employee will disclose to Employer all ideas, inventions and business plans developed by Employee during such period which relates directly or indirectly to the business of Employer or affiliates, including without limitation any process, operation, product or improvement which may be patentable or copyrightable. Employee agrees that such will be the property of Employer and that Employee will, at Employer's request and cost, do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to Employer.

            C. Confidentiality. Employee agrees to not divulge to anyone (other than Employer or any other persons employed or designated by Employer) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or any of its subsidiaries or affiliates, including without limitation all types of trade secrets (unless readily ascertainable from public or published information or trade sources). Employee further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without prior written consent of Employer.

      5. CHANGE OF CONTROL. Employee shall have the right to terminate the employment agreement in the event of a "change in control" of Employer. "Change of control" is defined to be any of the following: (i) a change in the ownership or management of Employer that would be required to be reported in response to certain provisions of the Securities Exchange Act of 1934;
(ii) an acquisition (other than directly from Employer) by a person or entity (excluding Employer) of 25% or more of the Employer's common stock or the Employer's then outstanding voting securities; (iii) a change in a majority of the current Board of Directors (the "Incumbent Board") (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest); (iv) consummation of a reorganization, merger, consolidation or sale of all or substantially all of the Company's assets (collectively, a "Transaction") other than a Transaction in which all or substantially all of the shareholders of Employer prior to such transaction own, in the same proportion, more than 50% of the voting power of the entity resulting from the Transaction, at least a majority of the board of directors of the resulting entity were members of the Incumbent Board, and after which no person (other than the resulting entity and certain affiliates) beneficially owns 25% or more of the voting power of the resulting entity, except to the extent such ownership existed prior to the Transaction; or (v) the approval by the Employer's stockholders of a complete liquidation or dissolution of Employer. Upon a change in control, Employee shall be entitled to a lump sum payment, payable within one month of termination, equal to two hundred and ninety percent (290%) of Employee's "base amount", as defined in ? 280G(3) of the Code.

      6. REIMBURSEMENT OF EXPENSES. Employee shall be entitled to be reimbursed for reasonable travel and other expenses incurred in connection with Employee's services to Employer pursuant to and during the Term of Employment upon a basis consistent with the policies established or announced by Employer.

      7. AUTOMOBILE. Employer presently provides Employee with an automobile, including related maintenance, repairs, insurance, and other costs, for the exclusive use of Employee, under a lease, cosigned by Employee, due to expire in December 2000. Employer agrees to continue to said lease, make all necessary payments and related expenses to said automobile, and prior to the expiration of the lease, Employer shall exercise the option to purchase said automobile and sell such automobile to Employee for the sum of $1,000. In the event that Employee's employment with Employer shall be terminated for whatsoever reason, Employer shall immediately exercise the option to purchase, such automobile and shall sell the automobile to Employee for the sum of $1,000.

            Employer recognizes Employee's need for an automobile for business purposes. Employer, therefore, upon the expiration of the aforementioned automobile lease, shall provide Employee with an automobile, including related maintenance, repairs, insurance, and other costs. The automobile will be selected by Employee, and the automobile and related costs shall be comparable to those which Employer presently provides Employee.

      8. DEATH BENEFITS. If Employee dies during the Term of Employment, Employer shall pay to Employee's estate the compensation that would otherwise be payable to Employee for twelve months following the month in which his death occurs. In addition, Employer shall pay $100,000, in a lump sum, to the Employee's widow, or, if he is not then survived by his widow, to the Employee's surviving children in equal shares, or, if there are no surviving children, to the Employee's estate.

      9. BREACH BY EMPLOYEE. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of a breach by Employee of the terms and conditions of this Agreement to be performed by Employee, or in the event Employee performs services during the Term of Employment for any person, firm, corporation or other entity engaged in a competing line of business with Employer, or otherwise breaches this Agreement, Employer shall be entitled, if it so elects, to institute proceedings and to prosecute them in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by Employee, or to enjoin Employee from performing services for any such other person, firm, corporation or other entity.

      10. TERMINATION FOR CAUSE. Employer may terminate Employee for cause upon thirty days' prior written notice to Employee. For purposes of this Agreement, an event or occurrence constituting "cause" shall mean:

            A. Employee's willful failure or refusal after notice thereof, to perform specific directives of Employer's Board of Directors, when such directives are consistent with the scope and nature of Employee's duties and responsibilities as set forth in Section 1 and elsewhere herein and such failure or refusal is: (i) not corrected within a reasonable time after receipt of written notice is sent by Employer's Board of Directors after resolution authorizing such notice; (ii) the direct material cause of material damages to the Employer; and (iii) within the ability and power of Employee to materially perform such directive as to render such failure or refusal willful;

            B. Employee's conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation and final resolution of all appeals therefrom;

            C. Any final court determination of gross or wilful conduct of Employee resulting in substantial loss to Employer, substantial damage to Employer's reputation or any material theft from Employer;

            D. Other than by reason of physical injury or illness, a final court determination of Employee's material failure to perform the duties and responsibilities under this Agreement causing material damage to Employer; or

            E. Any final court determination of any material breach (not covered by any of the clauses (A) through (D)) of any of the provisions of this Agreement, causing material damage to Employer, and such breach was not cured within ten days after written notice thereof to Employee by Employer.

      11. FISCAL YEAR. For purpose of this Agreement, the Company's fiscal year end is assumed to be June 30.

      12. ASSIGNMENT. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Employee herein may not be sold, transferred, assigned, pledged or hypothecated by Employee. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of Employer. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, Employer shall have no further liability for payments hereunder. Employee specifically consents to assignment of this Agreement by Employer pursuant to any reorganization or business combination that Employer may effect hereafter.

      13. GOVERNING LAW; CAPTIONS. This Agreement contains the entire agreement between the parties and shall be governed by the laws of the State of New York. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought, and consented to in writing by the Board of Directors of Employer. Section headings are for convenience or reference only and shall not be considered a part of this Agreement.

      14. PRIOR AGREEMENTS. This Agreement supersedes and terminates all prior agreements between Employer and Employee relating to the subject matter herein addressed.

      15. NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person to Employer by delivery to its Chairman of the Board of Directors or sent by telex, telecopy or by registered or certified mail, postage prepaid, addressed as follows:

            if to Employee, to:
            Michael W. Levin
            8 Meadow Lane
            Allendale, New Jersey 07401

            if to Employer, to:
            Cadapult Graphic System, Inc.
            110 Commerce Drive
            Allendale, New Jersey 07401

      IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement, on and as of the date and year first above written.

                                    CADAPULT GRAPHIC SYSTEMS, INC.


                                    By:_______________________________
                                          Name/Title


                                    EMPLOYEE


                                    __________________________________
                                          Michael W. Levin